INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Recipes Direct, Inc.

We have audited the balance sheets of Recipes Direct, Inc. (a development stage company) as of April 30, 2000 and December 31, 1999, and the related statements of operations, shareholder’ s equity and cash flows for the four months ended April 30, 2000, from November 29, 1999 (inception) through December 31, 1999, and from November 29, 1999 (inception) through April 30, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Recipes Direct, Inc. as of April 30, 2000 and December 31, 1999, and the results of its operations and its cash flows for the four months ended April 30, 2000, from November 29, 1999 (inception) through December 31, 1999, and from November 29, 1999 (inception) through April 30, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Summary of Significant Accounting Policies, the Company has no revenues and has experienced significant operating losses for the four months ended April 30, 2000, from November 29, 1999 (inception) to December 31, 1999, and from November 29, 1999 (inception) through April 30, 2000, which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the Summary of Significant Accounting Policies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Harvey, P.C. Denver, Colorado May 26, 2000

RECIPES DIRECT, INC.

(A Development Stage Company)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage Company

Recipes Direct, Inc. (the “Company”) is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Deferred Offering Costs

In connection with the offering of its common shares, the Company incurred offering costs consisting of legal, accounting, and Form SB-2 drafting costs. The costs are reflected on the balance sheet as “deferred offering costs” and will be offset against offering proceeds upon closing of the offering.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Earnings (loss) per share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings (loss) per share excludes the impact of common stock equivalents. Diluted earnings (loss) per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. However, the Company has a simple capital structure for the period presented and, therefore, there is no variance between the basic and diluted earnings (loss) per share.

RECIPES DIRECT, INC.

(A Development Stage Company)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Year-end

The Company selected December 31 as its accounting and tax year-end.

Stock-based compensation

SFAS No. 123, “Accounting for Stock-Based Compensation” was issued in October 1995. This accounting standard permits the use of either a “fair value based method” or the “intrinsic value method” defined in Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) to account for stock-based compensation arrangements.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company adopted SFAS No. 123 during the period ended December 31, 1999; however, the Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25. No pro forma disclosures have been included with the accompanying financial statements as there was no pro forma effect to the Company’s net loss or loss per share.

New accounting pronouncements

The Company has adopted the following new accounting pronouncements for the period ended April 30, 2000. There was no effect on the financial statements presented from the adoption of the new pronouncements.

SFAS No. 130, “Reporting Comprehensive Income,” requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. The Company did not have comprehensive income for the periods presented; therefore, comprehensive income and net income are equal.

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” is based on the “management” approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosure about the Company’s products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS 131 is not applicable, as the Company had no revenue-producing operations for the periods presented.

SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.

RECIPES DIRECT, INC.

(A Development Stage Company)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company had no derivative instruments or hedging activities at April 30, 2000.

In June 1999, the FASB issued SFAS No. 137, which amended the implementation date for SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

Statement of Position (“SOP”) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” requires that entities capitalize certain internal-use software costs once certain criteria are met.

SOP 98-5, “Reporting on the Costs of Start-Up Activities” provides, among other things, guidance on the reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred.

The Company will continue to review these new accounting pronouncements over time to determine if any additional disclosures are necessary based on evolving circumstances.

Basis of presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with no revenue as of December 31, 1999 and April 30, 2000 and has incurred losses of $800, $4,000, and $4,800 for the four months ended April 30, 2000 and for the periods from November 29, 1999 (inception) through December 31, 1999, and from November 29, 1999 (inception) through April 30, 2000, respectively. These factors, among others, may indicate that the Company will be unable to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company’s management is in the process of filing a Form SB-2 registration statement under the Securities Act of 1933, as amended, to help fund the Company’s operations as it expands. The Company’s officers may also, from time to time, advance the Company additional funds needed to finance the Company’s operations. The Company plans to offer a minimum of 400,000 and a maximum of 1,200,000 shares of its $.001 par value common stock at a price of $.05 per share and raise $20,000 minimum to $60,000 maximum. The Company plans to conduct the offering through its executive officers and directors.

RECIPES DIRECT, INC.

(A Development Stage Company)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NOTE A: BACKGROUND

The Company was incorporated in the state of California and entered the development stage in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7 on November 29, 1999. The principal activities since inception have been organizational matters and the issuance of shares of its $.001 par value common stock. The Company was formed to create a complete, fully functional, interactive web site that will be comprised of various menus dealing with great tasting health foods. Until the Company commences the operations for which it was formed, it is a “blank check” company with the purpose to evaluate, structure and complete a merger with, or acquisition of, a privately owned corporation.

NOTE B: RELATED PARTY TRANSACTIONS

On November 30, 1999, the Board of Directors approved the issuance of 3,800,000 shares of the Company’s$.001 par value restricted common stock to an officer/director of the Company in exchange for incorporation fees, preparation of the Company’s Form SB-2 registration statement, and services related to the incorporation of the Company. At the transaction date, there was no market value in the Company’s stock. The transaction was recorded at the fair value of the services rendered, which totaled $3,800, and is included in the accompanying financial statements as stock-based compensation. These shares are “restricted securities” and may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended.

An officer has provided office space to the Company for the periods presented. Rent expense has been recognized at $200 per month based on the fair value of the space received and is considered contributed rent since the officer does not expect to be repaid.

NOTE C: INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

	April 30,	Decem ber 31,
	2000	2000
U.S. federal statutory rate	15.00%	15.00%
State incom e tax rate,
net of federal benefit	7.51%	7.51%
Net operating loss for which no tax
benefit is currently available	-22.51%	-22.51%
	0.00%	0.00%

At April 30, 2000, deferred taxes consisted of a net tax asset of $1,080, due to operating loss carryforwards of $4,800, which was fully allowed for, in the valuation allowance of $1,080. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance from November 29, 1999 (inception) through December 31, 1999 was $900. The change in the valuation allowance for the four months ended April 30, 2000 was $180. Net operating loss carryforwards will expire in 2019.

RECIPES DIRECT, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE C: INCOME TAXES, CONTINUED

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of those losses.